EXHIBIT 12.1

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)

Our earnings are inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage deficiency. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends.

                                                                                                                   Six Months
                                                                      Year Ended December 31,                         Ended
(In Thousands)                                       2001         2002         2003         2004         2005     June 30, 2006
                                                 --------------------------------------------------------------------------------
Earnings:

Income (loss) before income taxes                 $   (42,073) $   (33,908) $   (29,883) $   (80,405) $   (33,528)  $  (18,267)

Add: Fixed charges                                        931          823          832          741          420           86

Less:  Capitalized interest                                 -            -            -            -            -            -
                                                 --------------------------------------------------------------------------------
               Coverage Deficiency                $   (41,142) $   (33,085) $   (29,051) $   (79,664) $   (33,108)  $  (18,181)
                                                 ================================================================================

Fixed Charges:

Interest expensed                                 $       593  $       511  $       490  $       491  $       245            -

Amortization of capitalized debt offering costs            84           20            -            -            -            -

Estimated interest portion of rent expense                254          292          342          250          175           86
                                                 --------------------------------------------------------------------------------

                  Fixed charges                   $      931   $       823  $       832  $       741  $       420   $       86
                                                 ================================================================================

Ratio of earnings to fixed charges (1)                    N/A          N/A          N/A          N/A          N/A          N/A

-----------------------

(1) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of net loss before fixed charges. Fixed charges consist of estimated interest expense on outstanding lease liabilities, interest accrual for outstanding convertible debentures, the amortization of issuance costs on convertible debentures, and the interest expense related to the value of warrants issued with convertible debentures.